MERCHANTS & MANUFACTURERS BANCORPORATION, INC.
*** PRESS RELEASE ***
3RD QUARTER EARNINGS ANNOUNCED
New Berlin, WI (October 27, 2005). Merchants & Manufacturers Bancorporation, Inc. (“Merchants”) announced third quarter 2005 earnings of $1.7 million, or $0.47 per diluted share, compared to $1.9 million or $0.55 per diluted share for the third quarter 2004, representing a 10.6% decrease in net income and a 14.6% decrease in diluted earnings per share.
Net income for the nine months ended September 30, 2005 was $5.2 million; a 7.5% increase from the $4.8 million earned for the same period in 2004. Diluted earnings per share for the first nine months of 2005 were $1.40, a 0.7% decrease from the $1.41 earned in the first nine months of 2004.
The decrease in net income for the current quarter compared to the prior year is partially attributed to a decline in the net interest margin, which decreased from 3.75% for the three months ended September 30, 2004 to 3.63% for the three months ended September 30, 2005. The yields on interest bearing liabilities have increased more than the yields on interest earning assets, thus resulting in a decline in the net interest margin.
The quarter-to-quarter and year-to-date comparisons are impacted by Merchants’ acquisition of Random Lake Bancorp, Limited (“Random”) and its subsidiary Wisconsin State Bank (“WSB”) on August 12, 2004. The acquisition was accounted for using the purchase method of accounting, and accordingly, the assets and liabilities of Random were recorded at their respective fair values on the acquisition date. Merchants acquired approximately $102.3 million in assets, $72.9 million in loans, $80.0 million in deposits and recognized goodwill and intangible assets of approximately $6.1 million related to the transaction.
Merchants’ total assets increased 8.6% from $1.3 billion at September 30, 2004, to $1.4 billion at September 30, 2005. Gross loans increased 11.0% from $1.0 billion at September 30, 2004, to $1.1 billion at September 30, 2005. Total deposits grew 12.8% from $998.6 million at September 30, 2004 to $1.13 billion at September 30, 2005. Our balance sheet growth since September 30, 2004 is due to internal growth.
Michael J. Murry, Chairman, stated, “2004 was a year of significant change and transition for our organization. We took significant steps to reduce the risk inherent in a larger organization and invested heavily in building an operational platform that will allow for future expansion. During the third quarter we further realized the advantages and efficiencies of our new operational platform. Our operational capabilities continue to improve allowing our community bank personnel to focus on serving our customers. Thus, we continue to grow the balance sheet internally and realize operational efficiencies as core net income during the third quarter increased compared to the second quarter of 2005 despite pressure on our net interest margin. We expect these positive trends to continue during 2005 and beyond.”
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Merchants & Manufacturers Bancorporation, Inc.	Page 2
Press Release — 9/30/05
Net interest income was $12.0 million for the three months ended September 30, 2005 compared to $10.9 million for the same period in 2004, and $35.3 million for the nine months ended September 30, 2005 compared to $30.8 million for the same period in 2004. The increase is due to the revenue resulting from the acquisition of WSB, as well as the increase in loan volume funded by the growth in deposits. WSB generated net-interest income of $926,000 and $2.9 million during the three and nine months ended September 30, 2005, respectively. Net interest margin was 3.63% and 3.68% for the three and nine months ended September 30, 2005, respectively, compared to 3.75% and 3.76% for the same periods in the prior year. The decline in net interest margin was due to strong loan growth which was funded with deposit growth as well as higher cost wholesale funding. In addition, our net interest margin has been under pressure as we have seen our deposit base shift from lower paying variable rate deposit accounts into higher fixed rate instruments such as certificate of deposits. While we will continue to focus on generating low cost core deposits to fund future loan growth, we continue to believe our balance sheet is positioned to take advantage of increasing interest rates over the long run.
Merchants’ provision for loan losses was $390,000 and $1.2 million for the three and nine months ended September 30, 2005, respectively, compared to $431,000 and $1.3 million for the same periods in the prior year. Merchants’ allowance for loan losses to total loans ratio was 0.94% and 1.06% at September 30, 2005 and 2004, respectively. The ratio of allowance for loan losses to non-performing loans was 175.4% at September 30, 2005 compared to 199.7% at September 30, 2004. Non-performing assets equaled 0.54% of total assets at September 30, 2005 compared to 0.56% at September 30, 2004.
Non-interest income for the three and nine months ended September 30, 2005 was $3.1 million and $10.7 million, respectively, compared to $3.2 million and $8.6 million for the same periods in the prior year, a decrease of 1.9% for the third quarter and an increase of 24.7% year-to-date. Service charges on deposit accounts increased $170,000 to $1.2 million and $650,000 to $3.2 million for the three and nine months ended September 30, 2005, respectively. Service charges on loans increased $119,000 to $861,000 and $1.0 million to $2.5 million for the three and nine months ended September 30, 2005, respectively. Gains on sales of mortgage loans were $102,000 and $301,000 for the three and nine months ended September 30, 2005, respectively, compared to $70,000 and $364,000 for the same periods in the prior year. The gains on the sale of both assets and securities amounted to $293,000 for the nine month period ended September 30, 2005 compared to $348,000 for the same period in the prior year. Other fee income for the nine month period ending September 30, 2005 included non-recurring fee income of $540,000 related to the sale of Pulse EFT Association to Discover Financial Services, as well as additional income related to the acquisition of WSB. WSB generated non-interest income of $180,000 and $627,000, respectively, during the three and nine months ended September 30, 2005.
Non-interest expense was $12.2 million for the third quarter of 2005 and $37.2 million for the first nine months of 2005, compared to $11.0 million for the third quarter of 2004 and $31.3 million for the first nine months of 2004, an increase of 10.3% and 18.9% respectively. Salaries and employee benefits increased $977,000 for the quarter and $3.6 million year-to-date, occupancy expense increased $32,000 for the quarter and $881,000 year-to-date and data processing fees increased $312,000 for the quarter and $1.3 million year-to-date. The growth in non-interest expense is partially affected by the acquisition of WSB. The WSB operations added expenses of $842,000 and $2.6 million for the three and nine months ended September 30, 2005, respectively. Non-interest expense for the period ended September 30, 2004 included $808,000 of expenses incurred for implementing our “Vision Unlimited” project as well as the cost of complying with the Sarbanes-Oxley Act of 2002.
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Merchants & Manufacturers Bancorporation, Inc.	Page 3
Press Release — 9/30/05
UNAUDITED

	Three Months Ended Sept. 30,			Nine Months Ended Sept. 30,
	2005	2004	Change	2005	2004	Change
	(Dollars In Millions, Except Per Share Amounts)
Net Income	$1.730	$1.934	(10.55)%	$5.172	$4.813	7.46%
Basic EPS	$0.47	$0.55	(14.55)%	$1.41	$1.41	(0.00)%
Diluted EPS	$0.47	$0.55	(14.55)%	$1.40	$1.41	(0.71)%
Merchants & Manufacturers Bancorporation, Inc. is a financial holding company headquartered in New Berlin, Wisconsin, a suburb of Milwaukee. Through our Community Financial Group network, we operate seven banks in Wisconsin (Community Bank Financial, Fortress Bank, Franklin State Bank, Grafton State Bank, Lincoln State Bank, The Reedsburg Bank and Wisconsin State Bank), one bank in Minnesota (Fortress Bank Minnesota) and one bank in Iowa (Fortress Bank Cresco). Our banks are separately chartered with each having its own name, management team, board of directors and community commitment. Together, our banks operate 45 offices in the communities they serve with more than 100,000 clients and total assets of $1.4 billion. In addition to traditional banking services, our Community Financial Group network also provides our clients with a full range of financial services including investment and insurance products, residential mortgage services, private banking capabilities and tax consultation and tax preparation services. Merchants’ shares trade on the “bulletin-board” section of the NASDAQ Stock Market under the symbol “MMBI.”
Certain statements contained in this press release constitute or may constitute forward-looking statements about Merchants which we believe are covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.
This release contains forward-looking statements concerning the Corporation’s prospects that are based on the current expectations and beliefs of management. When used in written documents, the words anticipate, believe, estimate, expect, objective and similar expressions are intended to identify forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks and uncertainties, many of which are beyond the Corporation’s control, that could cause the Corporation’s actual results and performance to differ materially from what is expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of the Corporation: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; disintermediation; the cost of funds; general market rates of interest; interest rates or investment returns on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Corporation’s loan and investment portfolio. Such uncertainties and other risk factors are discussed further in the Corporation’s filings with the Securities and Exchange Commission. The Corporation undertakes no obligation to make any revisions to forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.
For more information contact:
Michael J. Murry, Chairman of the Board of Directors — (414) 425-5334
Frederick R. Klug, Executive Vice President and Chief Financial Officer — (262) 827-5632
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Merchants & Manufacturers Bancorporation, Inc.	Page 4
Press Release — 9/30/05
UNAUDITED

	At or for the Three Months Ended September 30,
	2005	2004	% Change

	(Amounts In Thousands, Except
	Share and Per Share Amounts)

For the Period:
Interest Income	$19,983	$15,877	25.86%
Interest Expense	8,006	5,003	60.02%

Net Interest Income	11,977	10,874	10.14%

Provision for Loan Losses	390	431	(9.51)%

Non-Interest Income	3,147	3,209	(1.93)%
Non-Interest Expense	12,183	11,042	10.33%

Income Before Income Taxes	2,551	2,610	(2.26)%
Income Taxes	821	676	21.45%

Net Income	$1,730	$1,934	(10.55)%

End of Period:

	9/30/05	9/30/04	% Change

Assets	$1,438,343	$1,323,460	8.68%
Loans (gross)	1,118,389	1,007,499	11.01%
Allowance for Loan Losses	10,482	10,725	(2.27)%
Deposits	1,126,288	998,621	12.78%
Shareholders’ Equity	95,179	93,500	1.80%

Per Share:

Net Income (basic)	$0.47	$0.55	(14.55)%
Net Income (diluted)	$0.47	$0.55	(14.55)%
Book Value	$25.72	$25.48	0.94%
Dividends Declared	$0.18	$0.18	0.00%

Average Shares Outstanding (basic)	3,700,456	3,517,569
Average Shares Outstanding (diluted)	3,713,688	3,530,769
Ending Shares Outstanding	3,701,104	3,670,145

Key Ratios:

Net Interest Margin	3.63%	3.75%
Return on Average Assets	0.48%	0.61%
Return on Average Common Equity	7.20%	9.03%

Shareholders Equity to Assets Ratio	6.62%	7.06%
Tier 1 Capital to Average Assets Ratio	6.53%	7.19%

Non-performing Loans/Total Loans	0.53%	0.53%
Non-performing Assets/Total Assets	0.54%	0.56%
Allowance for Loan Losses/
Non-performing Loans	175.37%	199.72%
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Merchants & Manufacturers Bancorporation, Inc.	Page 5
Press Release — 9/30/05
UNAUDITED

	For the Nine Months Ended September 30,
	2005	2004	% Change

	(Amounts In Thousands, Except
	Share and Per Share Amounts)

For the Period:
Interest Income	$56,633	$44,821	26.35%
Interest Expense	21,302	14,048	51.64%

Net Interest Income	35,331	30,773	14.81%

Provision for Loan Losses	1,170	1,332	(12.16)%

Non-Interest Income	10,672	8,558	24.70%
Non-Interest Expense	37,185	31,265	18.93%

Income Before Income Taxes	7,648	6,734	13.57%
Income Taxes	2,476	1,921	28.89%

Net Income	$5,172	$4,813	7.46%

Per Share:
Net Income (basic)	$1.41	$1.41	0.00%
Net Income (diluted)	$1.40	$1.41	(0.71)%
Average Shares Outstanding (basic)	3,683,643	3,395,336
Average Shares Outstanding (diluted)	3,695,156	3,421,026
Dividends Declared	$0.54	$0.54	0.00%

Key Ratios:
Net Interest Margin	3.68%	3.76%
Return on Average Assets	0.49%	0.54%
Return on Average Common Equity	7.39%	7.79%